EXHIBIT 99

For Immediate Release
Thursday, February 26, 2004

For further information contact:
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 201

Press Release

Portec Rail Products, Inc. Completes Additional Sale of Ninety-Five Thousand Shares of Common Stock

PITTSBURGH, PA.--(BUSINESS WIRE)--February 26, 2004--Portec Rail Products, Inc. (NASDAQ National Market "PRPX") announced today that it has completed the sale of 95,000 shares of its common stock upon the exercise by Ferris, Baker Watts, Incorporated, the sole underwriter, of an option to purchase additional shares to cover over-allotments in the initial public offering. Net proceeds from the sale of the additional shares of approximately $867,000 increased the total net proceeds of the initial public offering to $18.0 million. The net proceeds will be used for general corporate purposes, which may include future acquisitions and product line expansion.

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, and is also headquartered in Pittsburgh. The Company has a Canadian subsidiary headquartered near Montreal with a manufacturing operation in St. Jean, Quebec. The Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales and Leicester, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company does not undertake, and specifically disclaims, any obligation to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.